 Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

VAREX ANNOUNCES CLOSING OF PRIVATE OFFERING OF

$300 MILLION OF SENIOR SECURED NOTES

SALT LAKE CITY, October 1, 2020 – Varex Imaging Corporation (Nasdaq: VREX) today announced it has closed its private offering (the “Offering”) of $300 million aggregate principal amount of 7.875% senior secured notes due 2027 (the “notes”) at an offering price of 100% of the principal amount thereof. Simultaneously, Varex entered into a senior secured asset-based revolving credit facility (the “ABL Credit Facility”) in an initial aggregate principal amount of up to $100 million.

“We are pleased to have successfully closed the notes offering and the new credit facility. Using net proceeds from the notes transaction, we have fully paid-off our previous credit facility. Accordingly, the specific factors associated with our prior credit facility that led to a substantial doubt about our ability to continue as a going concern have now been resolved,” said Sunny Sanyal, President and Chief Executive Officer of Varex Imaging Corporation. “The remaining net proceeds from the notes offering have been added to our cash balance and are expected to be used for general corporate purposes,” added Sanyal.

Additional information concerning the notes and ABL Credit Facility are disclosed in Varex’s Form 8-K filed today, September 30, 2020.

About Varex

Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include X-ray tubes, digital detectors and other image processing solutions that are key components of X-ray imaging systems. With a 70+ year history of successful innovation, Varex’s products are used in medical imaging as well as in industrial and security imaging applications. Global OEM manufacturers incorporate Varex’s X-ray sources, digital detectors, connecting devices and imaging software in their systems to detect, diagnose, protect and inspect. Headquartered in Salt Lake City, Utah, Varex employs approximately 2,000 people located at manufacturing and service center sites in North America, Europe, and Asia. For more information visit vareximaging.com.

Forward-Looking Statements

This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include, without limitation, statements relating to the intended use of the proceeds from the notes and the expected resolution of our going concern qualification.

1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000

NEWS FOR IMMEDIATE RELEASE

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements.

Information regarding the factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2019, as well as the company’s other filings with the Securities and Exchange Commission. These forward-looking statements are based on information as of the date of this release. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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For Information Contact:

Howard Goldman

Director of Investor & Public Relations

Varex Imaging Corporation

801.978.5274 | howard.goldman@vareximaging.com

1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000